Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-265158 Claims Portal

Barclays Bank PLC ( BBPLC ) has filed a registration statement (including a base prospectus), a prospectus supplement and an amendment thereto with the U.S. Securities and Exchange Commission ( SEC ) for the offering to which this communication relates. Before you invest, you should read the base prospectus for this offering in that Additional registration statement, the rescission offer prospectus supplement and the amendment thereto, and other documents BBPLC has filed with the SEC for more complete information about BBPLC and this offering. You may get these documents for free by searching the SEC on-line database (EDGAR) Information at www.sec.gov. Alternatively, you may obtain a copy of the base prospectus from BBPLC by calling toll-free 1-888-227-2275 (extension 7-7990).

Landing Page Landing Page/Login Page Clicking on the Rescission Offer On-line Portal link (https://claimsportal.ba rclays.at om- applications.com/#/) will bring claimants to the “Landing/Login.”

REGISTER Registration When using the Rescission Offer On-line Portal for the first time, claimants will need to register for an account. Claimants can start the registration process by clicking on “Register.”

REGISTER Registration To create an account, claimants will need to provide the following information: • Full Name • Mobile Phone Number • Email Address •Password

REGISTER Registration A one-time password (“OTP”) will be sent to the claimant’s email address. Claimants will need to enter this OTP to verify their email address, and complete the registration process.

LOGIN Login Once registration is complete, claimants may login to the Rescission Offer On-line Portal by entering their email address and password.

LOGIN Login A one-time password (“OTP”) will be sent to the claimant’s mobile phone number. Claimants will need to enter this OTP to complete the login process.

FORGOT PASSWORD Password Reset Claimants with a registered account may click on “Forgot Password?” on the Login page to reset their password as needed.

FORGOT PASSWORD Password Reset Claimants must enter the email address they used when creating their account to receive a password reset code via email.

HOME Home Screen Once claimants have logged in, they will see the “Home Screen.” From there, claimants may choose to either “File a Claim” or “Withdraw a Claim.”

HOME Home Screen If claimants have queries or require technical support, they can send an email to: barclays.claims.support@atom.accenture.com User icon on top right corner will provide an option to logout.

FILE A CLAIM Copyright © 2022 Accenture. All rights reserved.

HOME Home Screen In order to submit a claim, claimants must click on the “File a Claim” button on the “Home” screen.

CLAIM TYPE Claim Type Selection After clicking on the “File a Claim” button, claimants will be directed to select which type of claim that they are filing. The three options to choose from are: “Eligible Former Investor;” “Eligible Current Investor;” and “Claim by an investor qualifying both as an Eligible Former Investor and an Eligible Current Investor in respect of the same series of Subject Securities.” For more information about types of claims, please see the Rescission Offer Prospectus Supplement, as amended.

CLAIM UPLOAD Personal Details Claimants must provide certain personal information to start the claim submission process. Claimants must complete all mandatory fields. If a claim is being filed on behalf of multiple/joint claimants, claimants should click on the “Add Another Claimant” button to add the required personal information for the additional claimants.

CLAIM UPLOAD Description of Subject Securities: Former Investor For all claim types, claimants will be required to provide certain Purchase Information” regarding the Subject Securities they purchased and for which the claim is being filed. Eligible Former Investors will also be required to provide certain “Sale Information” unless they are filing a claim regarding Subject Securities that have matured or been redeemed, in which case they will be required to provide certain “Redemption/Maturity Information.” Claimants filing a claim regarding Subject Securities that have matured or redeemed or that are maturing or redeeming must check the checkbox on the top of the “Claim Details” screen. Eligible Former Investors who sold their Subject Securities through multiple transactions must click “Add Sale” to provide additional Sale Information.

CLAIM UPLOAD Description of Subject Securities: Current Investor

CLAIM UPLOAD Description of Subject Securities: Former & Current Investor

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CLAIM UPLOAD Evidence Materials/Stop Page Claimants will be reminded to have their claim form and evidence prepared for submission. For more information about the documentation required to submit a claim, please see the Rescission Offer Prospectus Supplement, as amended.

CLAIM UPLOAD Upload Evidence: Former Investor Eligible Former Investors must submit the completed claim form, found at Appendix B to the Rescission Offer Prospectus Supplement, as amended, and the required evidence. These materials can be uploaded by clicking the “Select File” icon. Once the materials have been uploaded, claimants should click on the “Submit” button.

CLAIM UPLOAD Upload Evidence: Current Investor Eligible Current Investors must submit the completed claim form, found at Appendix D to the Rescission Offer Prospectus Supplement, as amended, and the required evidence. These materials can be uploaded by clicking the “Select File” icon. Once the materials have been uploaded, claimants should click on the “Submit” button.

CLAIM UPLOAD Upload Evidence: Former & Current Investor Eligible Former and Current Investors must submit the completed claim form, found at Appendix E to the Rescission Offer Prospectus Supplement, as amended, and the required evidence. The claims form and evidence can be uploaded by clicking the “Select File” icon. Once the materials have been uploaded, claimants should click on the “Submit” button.

CLAIM UPLOAD Claim Submitted for Processing Once claimants upload and submit documents supporting their claims, they will receive a notification confirming their claim submission, which will include a claim ID. Claimants should save this claim ID for their records.

CLAIM UPLOAD Claim Submission without Evidence If claimants attempt to submit a claim without supporting evidence, they will be reminded that they must promptly submit supporting evidence.

WITHDRAW A CLAIM Copyright © 2022 Accenture. All rights reserved

HOME Home Screen In order to withdraw a submitted claim, claimants must click on the “Withdraw a Claim” button on the “Home” screen.

CLAIM WITHDRAWAL Enter Claim ID Claimants will be prompted to enter their claim ID and then click on the “Next” button to proceed.

CLAIM WITHDRAWAL Upload Withdrawal Form Claimants must upload a completed Withdrawal Form, found at Appendix C to the Rescission Offer Prospectus Supplement, as amended. The Withdrawal Form can be uploaded by clicking the “Select File” icon. Once the Withdrawal Form has been uploaded, claimants should click on the “Submit” button.

CLAIM WITHDRAWAL Claim Withdrawn If claimants properly upload and submit their Withdrawal Form, claimants will receive a notification confirming that the withdrawal has been submitted for processing. If the claim has previously been withdrawn or was submitted by a different user, then an error notification will appear.